Exhibit 2.1

CONFIDENTIAL	EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of September 13, 2016,

among

ALLERGAN HOLDCO US, INC.,

AUGUSTA MERGER SUB, INC.

and

VITAE PHARMACEUTICALS, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER dated as of September 13, 2016 (this “Agreement”), among Allergan Holdco US, Inc., a Delaware corporation (“Parent”), Augusta Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Parent, and Vitae Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be extended or amended from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $21.00 (such amount or, if the Offer is amended in accordance with the terms of this Agreement and a different amount per share is paid pursuant to the Offer, such different amount, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each share of Company Common Stock that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer, except as provided in this Agreement, shall be converted in the Merger into the right to receive an amount equal to the Merger Consideration;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared this Agreement and the Transactions advisable and (iv) resolved to recommend that the Company’s stockholders tender their shares of Company Common Stock in the Offer, on the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.01                             The Offer.

(a)                                 Subject to the terms and conditions of this Agreement, as promptly as practicable (but in no event later than ten business days after the date of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”)) the Offer at the Offer Price.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the satisfaction or waiver of the conditions set forth in Exhibit A (the “Offer Conditions”).  The initial expiration date of the Offer shall be at the time that is one minute following 11:59 p.m., New York City time, on the date that is 20 business days (determined using Rule 14d-1(g)(3) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act).  Merger Sub expressly reserves the right to waive any Offer Condition or modify the terms of the Offer, except that, without the written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Minimum Tender Condition or the Termination Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Company Common Stock, (v) except as otherwise provided in Section 1.01(b), extend the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Company Common Stock or (viii) except as otherwise provided in Section 1.01(b), provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

(b)                                 Notwithstanding the foregoing:

(i)                                     Merger Sub shall, and Parent shall cause Merger Sub to, (A) extend the Offer for one or more consecutive increments of not more than ten business days each (or for such longer period as may be agreed by the Company), if at the scheduled expiration date of the Offer any of the Offer Conditions (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied) and (B) extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or The NASDAQ Global Market (“Nasdaq”) applicable to the Offer; provided that Merger Sub shall not be required to extend the Offer beyond the Outside Date.

(ii)                                  If at the otherwise scheduled expiration date of the Offer each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer at the request of the Company for one or more consecutive increments of not more than ten business days each; provided that Merger Sub shall not be required to extend the Offer beyond the Outside Date.

(iii)                               If, at the time of the applicable expiration date, all of the Offer Conditions (other than the Minimum Tender Condition) are satisfied, all comments of the SEC or its staff applicable to the Offer or the Offer Documents have been resolved and no rule, regulation or interpretation of the SEC or its staff applicable to the Offer would require Parent or Merger Sub to extend the Offer, then Merger Sub shall only be required to extend the Offer and its expiration date beyond the then existing expiration date for up to three consecutive additional periods not to exceed an aggregate of thirty business days to permit the Minimum Tender Condition to be satisfied (provided that each such period will be ten business days unless the Company agrees otherwise); provided that Merger Sub may, in its discretion (and without the consent of the Company), continue to extend the Offer beyond the additional twenty business day period for additional periods of up to ten business days each (the length of such period to be determined by Parent and Merger Sub).

(c)                                  On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for (or cause to be paid), all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as promptly as practicable after the expiration of the Offer.  The date on which Merger Sub first accepts for payment the shares of Company Common Stock validly tendered in the Offer following the expiration of the Offer (as it may be extended in accordance with Section 1.01(b)) is referred to as the “Offer Closing Date”.  The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with Section 1.01(b)), unless this Agreement is validly terminated in accordance with Section 8.01.  If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 8.01, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof.  Nothing contained in Section 1.01 shall affect any termination rights set forth in Section 8.01.

(d)                                 As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase and a related letter of transmittal and summary advertisement containing the terms set forth in this Agreement and Exhibit A (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) disseminate the Offer Documents to the holders of Company Common Stock.  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable U.S. Federal securities Laws.  Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform the Company and its counsel of any oral comments, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.  Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Offer Documents, Parent and Merger Sub shall (x) provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and (y) give reasonable and good faith consideration to any comments made by the Company or its counsel.

(e)                                  Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(f)                                   The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring or having a record date on or after the date of this

Agreement and prior to the Offer Closing Date, in each case, effected in compliance with Section 5.01 and the Offer Price as so adjusted shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

Section 1.02                             Company Actions.

(a)                                 Subject to Sections 5.03 and 8.04, the Company hereby approves the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b)                                 Subject to Section 5.03, on the date the Offer Documents are filed with the SEC or as promptly as practicable thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), including a description of the Company Board Recommendation (subject to Section 5.03), and shall disseminate the Schedule 14D-9 to the holders of Company Common Stock.  Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable U.S. Federal securities Laws.  The Company shall provide Parent and its counsel with copies of any written comments, and shall inform Parent and its counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.  Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, the Company shall (x) provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and (y) give reasonable and good faith consideration to any comments made by Parent or its counsel.  The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation (subject to the prior sentence and except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation in accordance with Section 5.03(b)).

(c)                                  In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and reasonable assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company (and shall cause their agents to deliver to the Company) all copies of such information.

(d)                                 The Company shall register (and shall instruct its transfer agent to register) the transfer of shares of Company Common Stock accepted for payment by Merger Sub effective on or after the Offer Closing Date.

ARTICLE II

THE MERGER

Section 2.01                             The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including, without limitation, Section 251(h) of the DGCL), Merger Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 2.02                             Merger Closing.  The closing of the Merger (the “Merger Closing”) shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, One Marina Park Drive, Suite 900, Boston, Massachusetts 02210 at 10:00 a.m., Eastern Time, on a date to be specified by Parent and the Company, which date shall be as soon as practicable following the Offer Closing Date, subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Merger Closing (but in no event later than the second business day following such satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by Parent and the Company.  The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

Section 2.03                             Effective Time.  Prior to the Merger Closing, the Company shall prepare, and on the Merger Closing Date, the Company shall file with the Secretary of

State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04                             Merger Without Meeting of Stockholders.  The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company.  The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 2.05                             Effects of Merger.  The Merger shall have the effects provided in this Agreement and as set forth in the DGCL.

Section 2.06                             Certificate of Incorporation and Bylaws.

(a)                                 Subject to Section 6.04, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit B and, as so amended and restated, such certificate of incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL).

(b)                                 Subject to Section 6.04, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or permitted by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

Section 2.07                             Directors and Officers.

(a)                                 The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  Each director of the Company immediately prior to the Effective Time shall execute and deliver a letter effectuating his or her resignation as a member of the Company Board to be effective as of the Effective Time.

(b)                                 The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 2.08                             Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)                                 Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)                                 Cancelation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)                                  Conversion of other Company Common Stock.  Subject to Sections 2.08(b), and 2.08(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive the Offer Price in cash and without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.09, without interest.

(d)                                 Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 2.08(c), but instead the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in

Section 2.08(c).  The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in, and after the Offer Closing Date, direct all negotiations and Proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.09                             Payment of Merger Consideration.

(a)                                 Paying Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of Company Common Stock.  Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent, immediately after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.08(c) (such cash being hereinafter referred to as the “Payment Fund”).

(b)                                 Payment Procedure.  As promptly as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) which were converted into the right to receive the Merger Consideration pursuant to Section 2.08 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.08, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.09, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.08.  No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c)                                  Treatment of Book-Entry Shares.  No holder of record of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares.  In lieu thereof, such holder of record shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event later than two business days after the Effective Time to each such holder of record as of the Effective Time), an amount of U.S. dollars equal to the aggregate amount of Merger Consideration to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled.

(d)                                 No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock not in violation of the terms of this Agreement or prior to the date of this Agreement.  After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)                                  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate.

(f)                                   Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to Parent or its designated affiliate, upon demand, and any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article II shall thereafter look only to Parent or any successor-in-interest of Parent for payment of its claim for Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).

(g)                                  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article II.

(h)                                 Investment of Payment Fund.  The Payment Fund shall be invested by the Paying Agent in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest.  Nothing contained in this Section 2.09(h) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the stockholders to receive the Merger Consideration.  To the extent there are losses or the Payment Fund diminishes for any reason below the level required to promptly pay the Merger Consideration pursuant to Section 2.08(c), Parent shall replace or restore the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration.  Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated affiliate.

(i)                                     Withholding Rights.  Each of the Company, Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax Law.  Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made and the Company,

Surviving Corporation, Parent or the Paying Agent, as the case may be, shall deliver a notice to the affected Person of the amount so deducted, withheld and paid over.

Section 2.10                             Equity Awards.

(a)                                 Immediately prior to the Effective Time, each Company Stock Option, whether or not exercisable or vested, shall be canceled and the holder thereof shall be entitled to receive an amount in cash determined by multiplying (A) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock underlying such Company Stock Option by (B) the number of shares of Company Common Stock subject to such Company Stock Option (such amount, the “Company Stock Option Cash Consideration”).  Notwithstanding the foregoing, for Company Stock Options the vesting of which is conditioned upon the attainment of performance goals with respect to a performance period that has not ended prior to the Effective Time (the “Performance Options”), for purposes of this Section 2.10, the number of shares of Company Common Stock subject to such Company Stock Options shall be determined at the “target” level of performance for such Company Stock Options (or, if no target is specified, at the maximum number of shares subject to such Company Stock Options).  Parent shall cause the Surviving Corporation to pay the Company Stock Option Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than the first payroll date after the Merger Closing Date).

(b)                                 Prior to the date of this Agreement, the Company shall have taken action to (x) suspend the current purchase period in effect under the Company ESPP and (y) to terminate the Company ESPP effective as of immediately prior to the Offer Closing Date.  Any participant contributions under the Company ESPP shall be returned to the ESPP participants (without interest) as soon as practicable after the Offer Closing Date.

(c)                                  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.10.  The Company shall provide that, as of and following the Effective Time, no holder of any Company Stock Option shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof.  Effective as of the Merger Closing Date, the Company shall deregister any unsold securities that have previously been registered on Form S-8(s) relating thereto.

(d)                                 The holders of Company Stock Options shall have the right to enforce, and shall be beneficiaries with respect to, the right to payments to be made pursuant to this Section 2.10.

Section 2.11                             Treatment of Warrants.  Each of the Company Warrants will, at the Effective Time, to the extent not previously exercised for shares of Company Common Stock by the holder thereof, be terminated and convert, without payment by the holder of any exercise price, into the right to receive the product of (a) the number of shares of Company Common Stock covered by such Company Warrant and (b) the excess (if any) of (i) the Merger Consideration over (ii) the per share exercise price payable pursuant to the terms of such Company Warrant.  Promptly after the execution and delivery of this Agreement, the Company will deliver to each holder of Company Warrants any notice contemplated by the Company Warrants regarding the Merger and the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC since January 1, 2015 and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (but excluding in the case of this clause (i) any risk factor disclosure under the headings “Risk Factors” or “Forward Looking Statements” or similarly titled captions and any other disclosures contained therein to the extent they are cautionary or forward-looking in nature (provided that this clause (i) shall not be applicable to Section 3.02 and Section 3.04)) or (ii) set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article III to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other sections, the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01                             Organization, Standing and Power.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  True and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), are included in the Filed Company SEC Documents.

Section 3.02                             Capital Structure.

(a)                                 The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, par value $0.0001 per share and 15,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”).  At the close of business on September 12, 2016 (the “Measurement Date”), (i) 28,841,955 shares of Company Common Stock were issued and outstanding, (ii) 211 shares of Company Common Stock were held by the Company in its treasury, (iii) 2,665,257 shares of Company Common Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $8.61 per share (of which 272,595 are Performance Options), (iv) 375,896 additional shares of Company Common Stock were reserved for purchase under the Company ESPP, (v) 2,013,514 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (vi) 44,019 shares of Company Common Stock were issuable upon exercise of the Company Warrants with a weighted average exercise price of $27.60 per share, and (vii) no shares of Company Preferred Stock were issued or outstanding.  Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding.  From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of Company Stock Options and Company Warrants.

(b)                                 All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)                                  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).

(d)                                 Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based performance units, restricted shares, stock appreciation rights, contingent value rights, “phantom” stock or similar securities or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company or any

Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock by virtue of their ownership thereof.  There are no voting trusts or other voting agreements to which the Company is a party with respect to the voting of capital stock of the Company.  All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable “blue sky” and other securities Laws.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards.

(e)                                  All Company Stock Options are evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such agreements differ from such forms and from one another with respect to the number of Company Stock Options or shares of Company Common Stock covered thereby, the exercise price (if applicable), exercise period, vesting schedule and expiration date applicable thereto and other similar terms.  Section 3.11(e) of the Company Disclosure Letter sets forth as of the date of this Agreement, for each Performance Option, (i) the number of shares of the Company Common Stock subject to such Performance Option, (ii) the per share exercise price of such Performance Option, (iii) the end date of the applicable performance period currently in effect and (iv) the target and maximum number of shares subject to such Performance Option.  All Company Warrants are evidenced by written warrant agreements, which have been made available to Parent.

Section 3.03                             Subsidiaries; Equity Interests.  The Company has no subsidiaries, and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

Section 3.04                             Authority; Execution and Delivery; Enforceability; Board Recommendation.

(a)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 4.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions.  The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 4.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company.  The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or Federal securities laws or public policy underlying such laws (the “Bankruptcy, Equity and Indemnity Exception”)).

(b)                                 The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the Transactions are fair to and in the best interest of the Company and its stockholders, (ii) approving and declaring advisable the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) resolving that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the consummation of the Offer and (iv) resolved to recommend that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (such recommendation, the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

Section 3.05                             No Conflicts; Consents.

(a)                                 The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any Contract to which the Company is a party or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree of any Governmental Entity (“Judgment”) or statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”), in either case that is applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)                                 No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any national, Federal, state, provincial, local or other government, domestic or foreign, or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, in each case of competent jurisdiction (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) the Schedule 14D-9, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of Nasdaq and (v) such other items (A) required solely by reason of the participation of Parent (as opposed to any third Person) in the Transactions or (B) the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.06                             SEC Documents; Undisclosed Liabilities.

(a)                                 The Company has filed and furnished all material reports, schedules, forms, statements and other documents required to be filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act by the Company with the SEC since January 1, 2015 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Documents”).

(b)                                 As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”)) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such document).

(c)                                  The audited financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(d)                                 Except as reflected or reserved against in the balance sheet of the Company, as of June 30, 2016, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) liabilities or obligations not required to be disclosed in a balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)                                  The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) in all material respects in compliance with the requirements of Rule 13a-15 under the Exchange Act.  From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.07                             Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such Company SEC Document).  The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.08                             Absence of Certain Changes or Events.

(a)                                 Since the date of the Company Balance Sheet, there has not occurred any change, event, development, effect or occurrence that constitutes or would reasonably be expected to constitute a Company Material Adverse Effect.

(b)                                 From the date of the Company Balance Sheet to the date of this Agreement, the Company has conducted its business in the ordinary course in substantially the same manner as previously conducted, and the Company has not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would have required Parent’s consent under Section 5.01, except in each case for the execution and delivery of this Agreement.

Section 3.09                             Taxes.

(a)                                 Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company has (i) timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all Tax Returns required to have been filed and such Tax Returns are true, complete and accurate and (ii) paid, or caused to be paid, all Taxes due and owing by the Company (including any Taxes required to be withheld from amounts owing to any employee, creditor or third party), other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve in accordance with GAAP.

(b)                                 Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) no deficiency for any Tax has been asserted or assessed in writing against the Company which deficiency has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings, (ii) there is not pending or threatened in writing, or other than in writing to the Company’s knowledge, any audit, examination, investigation or other proceeding in respect of any Taxes of the Company, (iii) the Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (iv) the Company does not have any liability for the Taxes of another Person (pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or otherwise) by reason of being a member of an affiliated, consolidated, combined or unitary group or otherwise as a transferee or successor, (v) no claim has been made in writing, or other than in writing to the Company’s knowledge, by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (viii) the Company will not be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (A) change in method of accounting or (B) closing agreement.

(c)                                  The Company is not a party to or bound by any material Tax sharing, Tax allocation or Tax indemnification agreement that would have a continuing effect after the Merger Closing Date (other than such agreements or arrangements with third parties made in the ordinary course of business, the primary subject matter of which is not Tax).

(d)                                 Within the past two years, the Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(e)                                  To the knowledge of the Company, the Company has not been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

(f)                                   The Company is not a United States Real Property Interest, as defined in Section 897(c) of the Code.

(g)                                  The Company does not, nor has it ever had any place of business or permanent establishment in any jurisdiction outside the United States.

(h)                                 For purposes of this Agreement:

(i)                                     “Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms, claims for refund, estimates and information returns, including any schedule or attachment thereof, and including any amendments thereof, relating to Taxes filed or required to be filed by the Company.

(ii)                                  “Taxes” shall mean any federal, state, local or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added or unclaimed property, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever or deficiencies thereof, including any interest, penalty or addition thereto.

Section 3.10                             Labor Relations.  There are no collective bargaining or similar labor union agreements to which the Company is a party or by which the Company is bound.  None of the employees of the Company is represented by any union with respect to his or her employment by the Company nor, to the knowledge of the Company, is any labor union or other organization purporting to represent or attempting to represent any employee of the Company. From January 1, 2013 to the date of this Agreement, the Company has not experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company and to the knowledge of the Company, no such action has been threatened.  As of the date of this Agreement, there is no unfair labor practice charge or complaint or other Proceeding presently pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board or any equivalent state or local Governmental Entity, in each case, that would, individually or in the aggregate, result in a material liability to the Company after the Merger Closing.  The Company is in compliance with all applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, employee classification (i.e., status as employee and non-employee, and status as exempt or non-exempt), withholding of wages, immigration matters, wages and hours, workplace safety and insurance, discrimination, harassment, workers’ compensation, social security contributions and taxation, pay equity, unlawful retaliation, meal and rest breaks, unemployment insurance and occupational safety and health, except as would not, individually or in the aggregate, result in a material liability to the Company after the Merger Closing.

Section 3.11                             Employee Benefits.

(a)                                 Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan and material Company Benefit Agreement.

(b)                                 With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent true and complete copies of (to the extent applicable) (i) such material Company Benefit Plan or material Company Benefit Agreement, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), other than any Company Benefit Plan or Company Benefit Agreement that the Company is prohibited from making available to Parent as a result of applicable Law relating to the safeguarding of data privacy, (ii) the summary plan description (and summary of material modifications) or any similar document, (iii) each trust, insurance, annuity or other funding Contract to which the

Company is a party thereto, (iv) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (v) the most recent determination or opinion letter received from the Internal Revenue Service or any similar approval under foreign Law from the Governmental Entity having jurisdiction with respect to such material Company Benefit Plan or material Company Benefit Agreement.  Except as contemplated by this Agreement, the Company has not made any express or implied commitment, whether legally enforceable or not, to (i) materially modify, change or terminate any Company Benefit Plan or Company Benefit Agreement or (ii) adopt any new Company Benefit Plan or Company Benefit Agreement, in either case as could reasonably be expected to materially increase the cost to the Company of maintaining such Company Benefit Plan or Company Benefit Agreement.

(c)                                  (i) Each Company Benefit Plan has been administered in accordance with its terms and is in compliance with all applicable Laws, including applicable provisions of ERISA and the Code, other than failures that would not, individually or in the aggregate, result in a material liability to the Company after the Merger Closing and (ii) as of the date hereof, no actions, suits, demands or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened with respect to (x) any Company Benefit Plan or Company Benefit Agreement or (y) the employment or termination of employment of any current or former employee.

(d)                                 Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (or qualified or registered under any comparable provision under applicable foreign Law) has received a favorable determination letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Entity), and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status would not, individually or in the aggregate, result in material liability to the Company after the Merger Closing.

(e)                                  During the six years prior to the date of this Agreement, neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or to the knowledge of the Company, has any liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan or any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(f)                                   The Company has no material liability in respect of post-retirement health, medical, welfare or life insurance benefits for retired, former or current employees of the Company other than for continuation coverage required under Section 4980B(f) of the Code or any state or foreign Laws.

(g)                                  Except as contemplated by this Agreement or as disclosed on Section 3.11(g) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer or employee of the Company to any compensation or benefit by virtue thereof, (ii) increase the amount of compensation or benefits due to any such director, officer or employee of the Company, (iii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement, (iv) result in any material violation of, or default under, any Company Benefit Plan or Company Benefit Agreement or (v) result in payment or provision of any amount (whether in cash or property or the vesting of property) that constitutes an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) to any current or former director, officer, employee or consultant of the Company under any Company Benefit Plan or Company Benefit Agreement that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.  The Company has no indemnity, gross-up or make whole or additional payment by reason of any taxes obligation on or after the Effective Time for any taxes imposed under Section 409A of the Code.

(h)                                 For purposes of this Agreement:

(i)                                     “Commonly Controlled Entity” means any Person that, together with the Company, is treated as a single employer under Section 414 of the Code.

(ii)                                  “Company Benefit Agreement” means each employment, consulting, indemnification, severance, retention, change in control or termination agreement, arrangement or contract, whether written or unwritten, between the Company, on the one hand, and any current or former employee, officer or director of the Company, on the other hand (but excluding any Company Benefit Plans), other than any agreement, arrangement or contract mandated by applicable Law.

(iii)                               “Company Benefit Plan” means each bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity-based compensation, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company for the benefit of any current or former director, officer or employee of the Company, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or

(B) any plan, policy, program, arrangement or understanding mandated by applicable Law.

Section 3.12                             Property.  As of the date of this Agreement, the Company does not own any real property.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company (a) has a good and valid leasehold interest in each real property lease, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) zoning, building and other similar codes and regulations and (iv) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, conditions, non-exclusive licenses granted in the ordinary course of business and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company as presently conducted (collectively, “Permitted Liens”), (b) have complied with the terms of all real property leases to which they are parties and under which they are in occupancy that are reflected in the Company Balance Sheet (other than leases that expired and were not renewed in the ordinary course of business) or were executed after the date thereof that are material to the business of the Company, and all such real property leases are in full force and effect, subject to proper authorization and execution of each such lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws, and (c) are not in breach or default under any such real property leases, and to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default.

Section 3.13                             Contracts.

(a)                                 Except for this Agreement and the Contracts disclosed in the Filed Company SEC Documents, Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of:

(i)                                     each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)                                  each Contract to which the Company is a party that (A) restricts the ability of the Company to compete in any business or with any Person in any geographical area, (B) requires the Company to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party;

(iii)                               each Contract under which the Company (A) licenses Intellectual Property from or to any third party (other than in-licenses to generally commercially available, off-the-shelf software programs), and (B) develops any material Intellectual Property, itself or through a third party, except, in each case, for such license or development Contracts that are not material to the Company;

(iv)                              each Contract to which the Company is a party with any academic institution, research center or Governmental Entity that provides for the provision of funding to the Company for research and development activities involving the creation of any material Intellectual Property in excess of $250,000;

(v)                                 each Contract under which the Company obtains information technology services, including data hosting and software maintenance, that is material to the Company and involves annual payments in excess of $250,000;

(vi)                              each Contract to which the Company is a party that provides for annual payments or receipts in excess of $250,000;

(vii)                           each Contract to which the Company is a party relating to indebtedness for borrowed money or any financial guaranty, in each case with respect to a principal amount in excess of $250,000;

(viii)                        each Contract to which the Company is a party that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any material purchase price adjustment, “earn-out”, indemnification, payment or similar obligations on the part of the Company;

(ix)                              each Contract to which the Company is a party pursuant to which the Company has continuing guarantee, “earn-out” or other contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business consistent with past practice), in each case that could result in payments in excess of $250,000;

(x)                                 each Contract to which the Company is a party that obligates the Company to make any capital commitment, loan or expenditure in an amount in excess of $250,000;

(xi)                              each Contract to which the Company is a party, other than with respect to any partnership that is wholly owned by the Company, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(xii)                           each Contract that (A) contains a standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of a third party, or (B) contains any “non-solicitation,” “no hire” or similar provision which restricts the Company from soliciting, hiring, engaging, retaining or employing a third party’s current or former employees, in each of cases (A) and (B), in a manner or to an extent that would materially interfere with the business of the Company (except for any such provision in any confidentiality agreement entered into by the Company in the ordinary course of business); and

(xiii)                        each Contract with or binding upon the Company or any of its properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Each such Contract described in clauses (i) through (xi) above is referred to herein as a “Material Contract”.

(b)                                 As of the date of this Agreement, each of the Material Contracts is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception) on the Company and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  As of the date of this Agreement, there is no default under any Material Contract by the Company or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto, in each case except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.14                             Litigation.  There is no claim, suit, action, investigation (to the knowledge of the Company) or proceeding (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company, that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.15                             Compliance with Laws.

(a)                                 The Company is not, and since January 1, 2015 has not been, in violation of, and, since January 1, 2015, has not received any written notice that it is in violation of, any statute, rule or regulation of any Governmental Entities applicable to the Company, except as have not had and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has, and since January 1, 2015, has had, in effect all approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  This Section 3.15 does not relate to Taxes, which are the subject of Section 3.09, employee benefit matters, which are the subject of Section 3.11, regulatory compliance matters, which are the subject of Section 3.16, environmental matters, which are the subject of Section 3.17 or intellectual property matters, which are the subject of Section 3.18.

(b)                                 Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company has not, and, to the knowledge of the Company, none of the directors, officers, employees, agents or other Persons acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company:  (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity, (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.16                             Regulatory Matters.

(a)                                 Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies of all Regulatory Authorizations from the FDA, EMA and all other applicable Regulatory Authorities held by the Company relating to the Company Products and/or necessary to conduct its business as presently conducted, except those Regulatory Authorizations the absence of which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  All such Regulatory Authorizations are (i) in full force and effect, (ii) validly registered and on file with applicable Regulatory Authorities, (iii) in compliance with all formal filing and maintenance requirements, and (iv) in good standing, valid and enforceable, except where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company has filed all required notices and responses to notices, supplemental applications, reports (including all adverse event/experience reports) and other information with the FDA, EMA and all other applicable Regulatory Authorities.

(b)                                 Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, (i) the Company is in compliance with applicable Health Laws, (ii) the Company has not received any written notice or other communication from any Regulatory Authority (A) withdrawing or placing any of the Company Products on “clinical hold” or requiring the termination or suspension or investigation of any pre-clinical studies or clinical trials of the Company Products or (B) alleging any material violation of any Health Law and (iii) as of the date hereof, there are no investigations, suits, claims, actions or proceedings against any of the Company Products.

(c)                                  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, all pre-clinical studies and clinical trials currently being conducted or conducted since January 1, 2015 with respect to the Company Products by or at the direction of the Company have been and are being conducted in compliance with applicable Law, including the applicable requirements of Health Laws, Good Laboratory Practices and Good Clinical Practices and any other applicable regulations that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects and applicable Laws (including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009) governing the privacy of patient medical records and other personal information and data.  To the knowledge of the Company, the Company has not received any material notifications or other communications from any institutional review board, ethics committee or safety monitoring committee raising any issues, including from any Regulatory Authority in any jurisdiction that requires or would require the termination or suspension or investigation of any clinical studies conducted by, or on behalf of, the Company, or in which the Company have participated and, to knowledge of the Company, no such action has been threatened against the Company.

(d)                                 (i) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, any manufacture of the Company Products, including any clinical supplies used in any clinical trials, by or on behalf of the Company has been conducted in compliance with the applicable specifications and requirements of current Good Manufacturing Practices and applicable Law, and (ii) to the knowledge of the Company, no Company Product has been adulterated or misbranded.

(e)                                  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company has not (i) made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to any Regulatory Authority or any other Governmental Entity, or (iii) committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Regulatory Authority or any other Governmental Entity to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar policy.  The Company is not, and since January 1, 2015 has not been, the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA.  Neither the Company, nor, to the knowledge of the Company, any of its respective officers, employees, or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under 21 U.S.C. § 335a or any other Health Laws.

(f)                                   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is in compliance and, since January 1, 2015, has been in compliance, in each case, in all material respects with all Health Laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a- 7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes and (ii) the FDCA.  Neither the Company nor its Representatives (in each case, acting in the capacity of a Representative of the Company), is subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under the FDCA, the Anti-Kickback Statute, or similar Health Laws, and, to the Company’s knowledge, as of the date of this Agreement, no such enforcement, regulatory or administrative proceeding has been threatened in writing, except, in each case, as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17                             Environmental Matters.

(a)                                 Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i)  the Company is in compliance with all applicable Environmental Laws, (ii) the Company possesses and is in compliance with all Authorizations required under applicable Environmental Laws for it to conduct its business as presently conducted, (iii) since January 1, 2015, the Company has not been subject to a Judgment or Proceeding pursuant to any applicable Environmental Law, and (iv) since January 1, 2015, the Company has not received any written notice alleging that the Company is in violation of any applicable Environmental Law.

(b)                                 For purposes of this Agreement, “Environmental Law” means any Law promulgated by any Governmental Entity with respect to pollution or the protection of the environment.

Section 3.18                             Intellectual Property.

(a)                                 Section 3.18(a) of the Company Disclosure Letter sets forth a true and correct list, as of the date of this Agreement, of any of the following items of Company Owned Intellectual Property:  (i) issued patents and pending patent applications, (ii) registrations and applications for registration of Trademarks, (iii) Internet domain names, and (iv) copyright registrations and applications for copyrights (collectively, the “Company Registered Intellectual Property”).  Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement, (x) all of the Company Registered Intellectual Property is subsisting and (y) the issued patents, registered Trademarks and registered copyrights included in the Company Registered Intellectual Property are valid and enforceable.

(b)                                 The Company owns, free and clear of all Liens (other than Permitted Liens), or has the right to use all Intellectual Property material to and used in the conduct of its business as presently conducted (the “Company Intellectual Property”).

(c)                                  To the knowledge of the Company, the conduct of the business of the Company as presently conducted is and has not been, since January 1, 2015, infringing, misappropriating, diluting or otherwise violating any valid Intellectual Property rights of any third party.  To the knowledge of the Company, no third party is or has been, since January 1, 2015, infringing, misappropriating, diluting or otherwise violating any of the Company Owned Intellectual Property.  No Company Owned Intellectual Property is subject to any pending or outstanding injunction, directive, order, decree, award, settlement or judgment that would reasonably be expected to restrict the Company’s ownership, enforceability or scope thereof.

(d)                                 Except as set forth in Section 3.18(d) of the Company Disclosure Letter, as of the date of this Agreement, (i) there is no action, cancellation, interference, opposition, reissue, reexamination or other similar proceeding pending against the Company (other than, for clarity, office actions initiated by the U.S. Patent and Trademark Office or any foreign Governmental Entity equivalent thereto), and (ii) the Company has not received any written notice from any Person from January 1, 2015 to the date of this Agreement, in each case of clauses (i) and (ii), pursuant to which any Person is (x) alleging that the conduct of the business of the Company as presently conducted is infringing, misappropriating, diluting or otherwise violating any valid

Intellectual Property rights of any third party, or (y) contesting the use, ownership, validity or enforceability of any of the Company’s rights in any of the Company Owned Intellectual Property that is material to the Company.

(e)                                  All Persons (including current and former employees and independent contractors) who are or were directly involved in the creation of, or contributed substantially to any portion of, or otherwise would have ownership rights in or to, Company Owned Intellectual Property that is material to the Company have executed enforceable written agreements that validly and irrevocably assign to the Company all of their rights in and to such Company Owned Intellectual Property (or the Company owns all such Company Owned Intellectual Property pursuant to applicable Law).  The Company has taken commercially reasonable actions to maintain the confidentiality of any Trade Secrets that are Company Owned Intellectual Property, including by having all such Persons execute or otherwise be bound to reasonable confidentiality provisions protecting such Trade Secrets and, to the knowledge of the Company, no such Trade Secret has been disclosed to or used by any Person except pursuant to a non-disclosure agreement which, to the knowledge of the Company, has not been breached by any such Person.

(f)                                   The Company has taken all commercially reasonable actions to maintain the validity and enforceability of the Company Registered Intellectual Property under all applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances).

(g)                                  Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the loss, impairment or alteration of any rights of the Company in any Company Intellectual Property or grant or require the Company to grant to any Person any rights with respect to any Company Intellectual Property, except in each case as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(h)                                 The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company (collectively, the “Company Systems”) are sufficient for the conduct of its business as presently conducted (including with respect to working condition, security, performance, capacity and lack of malware).  In the last 12 months prior to the date of this Agreement, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company as presently conducted.  To the knowledge of the Company, in the 12 months prior to the date of this Agreement, there have not been any incidents of unauthorized access or other security breaches of the Company Systems.  The Company has implemented a commercially reasonable written security plan applicable to the Company Systems and the security of personal and other confidential data of the Company stored on or accessible through the Company Systems.

(i)                                     In the last 12 months prior to the date of this Agreement, neither the Company, nor, to the knowledge of the Company, any third Person working on behalf of any of the Company, has received any written claims, notices or complaints from any Person, including the Federal Trade Commission or any other Governmental Entity, alleging that the Company’s or such third Person’s information practices or the use of any personally identifiable information, data and non-public information of individuals, constitutes a violation of any individual’s privacy, personal or confidentiality rights.  Neither this Agreement nor the transactions contemplated by this Agreement will violate any privacy statement or agreement of the Company regarding the use of any personally identifiable information, data or non-public information of individuals.

Section 3.19                             Insurance.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) all insurance policies of the Company are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (ii) the Company is not in default under any such insurance policy and (iii) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 3.20                             Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its affiliates.

Section 3.21                             No Rights Agreement; Anti-Takeover Provisions.  As of the date of this Agreement, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.  Assuming the accuracy of the representations and warranties set forth in Section 4.08, and as a result of the approval by the Company Board referred to in Section 3.04(b), no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

Section 3.22                             Opinion of Financial Advisor.  The Company has received the opinion of J.P. Morgan Securities LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of Company Common Stock in the Transactions is fair, from a financial point of view, to such holders, a signed copy of which opinion will be made available to Parent for informational purposes only promptly following the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.01                             Organization, Standing and Power.  Each of Parent and Merger Sub is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

Section 4.02                             Merger Sub.

(a)                                 Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)                                 The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

Section 4.03                             Authority; Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement).  The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub.  Neither the approval and adoption of this Agreement nor the consummation of the Offer, the Merger or the other Transactions requires any approval of the stockholders of Parent.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to Bankruptcy, Equity and Indemnity Exception).

Section 4.04                             No Conflicts; Consents.

(a)                                 The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)                                 No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of the State of Delaware and (iv) such other items (A) required solely by reason of the participation of the Company (as opposed to any third Person) in the Transactions or (B) that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.05                             Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.06                             Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its affiliates.

Section 4.07                             Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.08                             Ownership of Company Common Stock.  None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL.  As of the date hereof, an affiliate of Parent holds 425,562 shares of Company Common Stock.

Section 4.09                             Certain Business Relationships.  Neither Parent nor any of its affiliates is a party to any Contract with any director, officer or employee of the Company.

Section 4.10                             Available Funds.  Parent and Merger Sub have funds available sufficient to consummate the Offer, the Merger and the other Transactions on the terms contemplated by this Agreement and, at the expiration of the Offer and the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and the Merger, as the case may be, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 2.10 and to perform their respective obligations under this Agreement.  Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01                             Conduct of Business of the Company.  Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall conduct its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and key employees and (z) preserve its present relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it.  In addition, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                 enter into any new material line of business;

(b)                                 (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except (A) for acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) for the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) for the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards, in each case in accordance with their terms and (D) pursuant to the exercise of the Company Warrants;

(c)                                  issue, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances of Company Common Stock upon the exercise of Company Warrants or Company Stock Options, in each case, in accordance with their terms;

(d)                                 amend its certificate of incorporation, Bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

(e)                                  acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company), if the aggregate amount of consideration paid or transferred by the Company would exceed $250,000;

(f)                                   adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization of the Company;

(g)                                  except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written Contract to which the Company is a party, in each case, in effect on the date of this Agreement, or as required by applicable Law (A) (x) adopt, enter into or establish, any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement or (y) other than in the ordinary course of business, amend, modify or terminate any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement (so long as such amendment or termination does not materially increase the cost thereof to the Company), (B) grant to any director or executive officer of the Company any material increase in compensation (with any retention bonuses, transaction bonuses and change in control severance payments being deemed material for this purpose regardless of amount), (C) grant to any director or executive officer of the Company any increase in or accelerate the vesting, payment or amount of severance or termination pay, (D) enter into any employment, consulting, severance or termination agreement with any director or executive officer of the Company, (E) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement or (F) hire any employee other than to fill a vacancy (including an open requisition, but other than an executive officer) or terminate any employee other than for misconduct or other acts constituting “cause”;

(h)                                 make any change in accounting methods, principles or practices materially affecting the reported assets, liabilities or results of operations of the Company or materially revalue any of its assets, except as may be required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by Law, including Regulation S-X promulgated under the Securities Act;

(i)                                     sell, lease (as lessor), license or otherwise dispose of (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien

(other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business and (ii) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the date of this Agreement;

(j)                                    sell, assign, license or otherwise transfer or dispose of any Company Intellectual Property owned by the Company that are material, individually or in the aggregate, to the Company, except (i) for licenses (including sublicenses) to Intellectual Property granted in the ordinary course of business, (ii) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the date of this Agreement, or (iii) abandonment or other disposition of any Company Owned Intellectual Property at the end of the applicable statutory term, in the ordinary course of prosecution or otherwise in the ordinary course of business;

(k)                                 (i) incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case other than (A) interest rate and other hedging arrangements on customary commercial terms in the ordinary course of business consistent with past practice or (B) short-term borrowings incurred in the ordinary course of business not in excess of $250,000 in aggregate principal amount outstanding at any one time, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in (A) the Company, (B) any acquisition not in violation of clause (e) above or (C) advances to the Company’s employees in the ordinary course of business and consistent with past practice;

(l)                                     other than in accordance with the Company’s capital expenditure budget made available to Parent, make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of $250,000;

(m)                             pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $250,000 per payment, discharge, settlement, compromise or satisfaction or $500,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated thereby;

(n)                                 except as required by Law, make or change any material Tax election, adopt or change any accounting method for Tax purposes that has a material effect on Taxes, extend the statute of limitations (or file any extension request) relating to material Taxes with any Governmental Entity, surrender any right to claim a material Tax refund, amend any material Tax Return, or settle or compromise, or offer to settle or compromise, any material Tax liability or refund;

(o)                                 fail to maintain in full force and effect insurance policies covering the Company and its properties, businesses, assets and operations in a form and amount consistent with past practice in all material respects;

(p)                                 except as is in the ordinary course of business, enter into, terminate, or modify or amend in a manner that is materially adverse to the Company, any Material Contract or any Contract that, if existing on the date of this Agreement, would have been a Material Contract or waive, release, terminate, amend, renew or assign any material rights or claims of the Company thereunder; or

(q)                                 authorize, commit or agree to take any of the foregoing actions.

Section 5.02                             No Frustration of Conditions.  The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action (except as otherwise permitted by Sections 5.03 or 8.01) that would, or would reasonably be expected to, result in any Offer Condition or any condition to the Merger set forth in Article VII not being satisfied.

Section 5.03                             No Solicitation.

(a)                                 The Company and its directors and officers shall not, and the Company shall direct its other Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement or understanding with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal.  The Company shall, and shall cause its Representatives to, immediately (i) cease all discussions and negotiations regarding any inquiry, proposal or offer pending on the date of this Agreement that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last six months for the purposes of evaluating a possible Company

Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal.  Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, prior to the Offer Closing Date, in response to a Company Takeover Proposal that did not result from a material breach of this Section 5.03(a) and that the Company Board determines, in good faith, after consultation with outside counsel and a financial advisor, constitutes or could reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) furnish information with respect to the Company to the Person making such Qualifying Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company also provides Parent, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to the Company furnished to such other Person which was not previously furnished to Parent, and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Qualifying Company Takeover Proposal; provided that the Company may only take the actions described in clause (A) or (B) above, if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law.

(b)                                 Neither the Company Board nor any committee thereof shall (A) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or (B) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) approve or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement providing for any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.03(a)), or resolve, agree or publicly propose to take any such action.  Notwithstanding anything to the contrary in the foregoing or any other provision of this Agreement, (x) the Company Board may, in response to an Intervening Event, take or fail to take any of the actions specified in clause (A) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (y) if the Company Board receives a Superior Company Proposal, the Company may terminate this Agreement pursuant to Section 8.01(g) in accordance with Section 8.04; provided that, prior to so making an Intervening Event Adverse Recommendation Change or so terminating this Agreement, (1) the Company Board shall have given Parent at least four business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action (which notice, in respect of a Superior

Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and all of the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Company Intervening Event Adverse Recommendation Change or to terminate this Agreement to accept a Superior Company Proposal would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) of such Superior Company Proposal, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the four-business-day notice period referred to in clause (1) of this proviso shall instead be equal to two business days) during which time the Company shall be required to comply with the requirements of this Section 5.03(b) anew with respect to such additional notice, including clauses (1) through (4) of this proviso.

(c)                                  Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop-look-and-listen” communication to the stockholders of the Company, or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided, however, that no Adverse Recommendation Change may be made unless the Company shall have first complied with its obligations in Section 5.03(b).  Actions permitted under this Section 5.03(c) shall not be a basis for Parent or Merger Sub to terminate this Agreement pursuant to Section 8.01(d).  For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute an Adverse Recommendation Change.

(d)                                 In addition to the requirements set forth in paragraphs (a) and (b) of this Section 5.03, the Company shall, as promptly as practicable and in any event within one business day after receipt thereof, advise Parent orally and in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company reasonably believes could lead to or contemplates a Company Takeover Proposal and (ii) the terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer (and provide Parent with copies of all written proposals or offers, including proposed definitive agreements, and oral summaries of any oral proposals or offers, received by the Company or that the Company delivers to any Person or group).  Commencing upon the provision of any notice referred to above, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis as to the status and details of any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent amendments or modifications thereto).

(e)                                  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless, with respect to the standstill provisions, the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms).

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets of the Company, or (B) 20% or more of the aggregate voting power of the capital stock of the Company or (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions.

“Intervening Event” means a material event, change, effect, development, condition or occurrence that affects (a) the business, assets, financial condition or continuing results of operations of the Company, or (b) the stockholders of the Company, in either case that (1) was neither known nor reasonably foreseeable by the Company Board as of the date of this Agreement and (2) does not relate to a Company Takeover Proposal.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the date of this Agreement that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (i) more than 50% of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) more than 50% (based on fair market value thereof, as determined by the Company Board) of the assets of the Company, on terms which the Company Board determines, in good faith, after consultation with outside counsel and a financial advisor, are, if consummated, more favorable from a financial point of view to the stockholders of the Company than the Transactions, taking into account all financial, legal, financing, regulatory and other aspects of such Company Takeover Proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent and any fees to be paid by the Company for terminating this Agreement).

Wherever the term “group” is used in this Section 5.03(e), it is used as defined in Rule 13d-5 under the Exchange Act.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01                             Access to Information; Confidentiality.  Except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company) during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, books and records, Contracts and personnel and, during such period, the Company shall furnish, as promptly as reasonably practicable, to Parent all information concerning its business, properties and personnel as Parent may reasonably request.  Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality agreement with a third party, (b) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, or combination of the Company with, any other Person, or (c) the Company determines in good faith that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company, or violate applicable Law or result in significant antitrust risk for the Company; provided that the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent.  All information exchanged pursuant to this Section 6.01 shall be subject to the confidentiality letter agreement dated August 17, 2016 between the Company and Parent (the “Confidentiality Agreement”).

Section 6.02                             Reasonable Best Efforts; Notification.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable and in any event by or before the Outside Date, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary or advisable actions or non-actions, waiting period expirations or terminations, waivers and consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a Proceeding by any Governmental Entity with respect to this Agreement or the Transactions and (ii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  In connection with and without limiting the foregoing, the Company and the Company Board shall (A) take all action necessary to ensure that no Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, to use its reasonable best efforts take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

(b)                                 Parent and the Company shall, in consultation and cooperation with the other, each file, or cause their ultimate parent entities as that term is defined in the HSR Act to file, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the HSR Act for the Offer, the Merger or any of the other Transactions as promptly as practicable (but in no event later than fifteen business days after the date of this Agreement (unless Parent and the Company mutually agree otherwise)).  Each of Parent and the Company shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, (ii) give the other party reasonable prior notice of any written filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity regarding the Offer, the Merger or any of the other Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (A) not participate in or attend any meeting in person with any Governmental Entity in respect of the Offer, the Merger or any of the other Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Offer, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Offer, the Merger and the other Transactions and (iv) if advisable, comply with any inquiry or request from the FTC, the DOJ or any other Governmental Entity as promptly as reasonably practicable.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Parent shall, on behalf of the parties, control and make the final determination as to the appropriate strategy relating to any filing or submission which is necessary under the HSR Act, including with respect to any filings, notifications, submissions and communications with or to any Governmental Entity.

(c)                                  In furtherance and not in limitation of the foregoing, Parent and Merger Sub agree to take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act that may be required by any Governmental Entity, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Parent or the Company or any of their respective subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective subsidiaries (each a “Remedial Action”); provided that none of Parent, Merger Sub or the Company shall be obligated to agree to, commit or effect, any Remedial Action unless such Remedial Action is conditioned upon, or will occur subsequent to, consummation of the Transactions; and provided, further, that in no event shall Parent or Merger Sub be required to offer, agree to, commit or effect, any Remedial Action with respect to, or other disposition of or restriction on, any product listed on

Section 6.02(c) of the Company Disclosure Letter.  Notwithstanding the foregoing and any other provision of this Agreement to the contrary, in no event shall Parent, Merger Sub, or any of their respective Subsidiaries be obligated to litigate or participate in the litigation of any action, whether judicial or administrative, brought by any Governmental Entity challenging or seeking to restrain, prohibit or place conditions on the consummation of the Offer, the Merger or the other Transactions.

Section 6.03                             Employee Matters.

(a)                                 From and after the Offer Closing Date and for a period of one year following the Effective Time (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide to each individual who is employed by the Company immediately prior to the Effective Time and who continues employment with Parent or the Surviving Corporation (each, a “Company Employee”), during such Company Employee’s period of employment following the Effective Time, (i) a base salary or base wages (excluding equity based compensation) that is no less favorable than those provided to such Company Employee immediately prior to the Offer Closing Date, (ii) cash incentive opportunities (excluding equity based compensation) that are not materially less favorable in the aggregate than those provided to similarly situated employees of Parent and (iii) employee benefits (including severance and termination benefits but excluding cash and equity incentive compensation, employee stock purchase plan participation and change-in-control benefits) that are not materially less favorable in the aggregate than either (at Parent’s discretion) (x) those provided to similarly situated employees of Parent and its subsidiaries or (y) those in effect immediately prior to the Effective Time.

(b)                                 If the Effective Time occurs in 2016, then, not later than the first payroll date following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay to each Company Employee cash incentive compensation in respect of the 2016 fiscal year in an amount equal to such Company Employee’s target annual cash bonus for the 2016 fiscal year.  No further payment of cash incentive compensation shall be made to the Company Employees in respect of the 2016 fiscal year of the Company.  In such event, the Company Employees shall commence to participate in the applicable cash incentive program of Parent and its affiliates for similarly situated employees for the 2017 fiscal year.

(c)                                  To the extent that, following the Effective Time, the Company Employees become entitled to participate in the plans of Parent, the Surviving Corporation or their respective affiliates (the “Surviving Corporation Plans”), such participation shall be on the same terms and conditions and to the same extent as other similarly situated employees of Parent, the Surviving Corporation and their respective affiliates, and in each case without any waiting time, to the extent coverage under any such Surviving Corporation Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participates immediately prior to the Effective Time.

(d)                                 Without limiting the generality of Section 6.03(a), from and after the Offer Closing Date, Parent shall or shall cause the Surviving Corporation to honor all of the Company’s employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements (including any change in control severance agreement or other Company Benefit Agreement between the Company and any Company Employee) maintained by the Company, as in effect at the Offer Closing Date, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) in accordance with their terms, including any rights of termination, amendment or nonrenewal applicable thereto.  All of such plans, policies, programs, agreements and arrangements are set forth on Section 3.11(a) of the Company Disclosure Letter.

(e)                                  With respect to all Surviving Corporation Plans, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company (as well as service with any predecessor employer of the Company, to the extent service with the predecessor employer is recognized by the Company) shall be treated as service with Parent or any of its subsidiaries, provided that the foregoing shall not apply (x) for purposes of benefit accrual under any defined benefit pension plan or with respect to retiree medical or life insurance benefits or (y) to the extent that its application would result in a duplication of benefits.

(f)                                   With respect to any Surviving Corporation Plan that is a welfare plan maintained by Parent or any of its subsidiaries in which any Company Employee commences to participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Benefit Plan in which such employees participated immediately prior to such commencement of participation, (ii) provide Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid in the elapsed portion of the applicable plan year prior to such commencement of participation in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan and (iii) waive any waiting period or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan for the elapsed portion of the applicable plan year prior to such commencement of participation.

(g)                                  At the request of Parent made at least five business days prior to the Offer Closing Date, the Company shall take all steps necessary to terminate the Vitae Pharmaceuticals, Inc. 401(k) Plan and any and all of the Company Benefit Plans that are intended to be qualified within the meaning of Sections 401(a) and 401(k) of the Code (such plans, the “Company 401(k) Plans”), with such termination to be effective as of the day immediately prior to the Offer Closing Date and reflected in resolutions of the Company Board (the form and substance of which resolutions shall be subject to the prior review and approval of Parent).  In connection with the termination of the Company 401(k) Plans, Parent shall take any and all actions as may be reasonably required to permit each Company Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in an amount equal to the full account balance distributed or distributable to such Company Employee from each Company 401(k) Plan, including notes evidencing any outstanding loans, from such Company 401(k) Plan to a Surviving Corporation Plan that is qualified within the meaning of Sections 401(a) and 401(k) of the Code.

(h)                                 The provisions of this Section 6.03 are solely for the benefit of the parties to this Agreement, and no Company Employee or any other Person (including any beneficiary or dependent thereof) shall be a third-party beneficiary of this Agreement (except to the extent provided in Section 9.07 with respect to Section 6.04), and no provision of this Section 6.03 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any employee program or any plan or arrangement of Parent or any of its subsidiaries shall be construed to modify, amend, or establish any benefit plan, program or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements.

Section 6.04                             Indemnification.

(a)                                 All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such Indemnified Party and the Company that is in effect as of the date of this Agreement and that has been made available to Parent (i) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the date of this Agreement, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.  Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b)                                 Without limiting Section 6.04(b) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or any of its predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding.  None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.  Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder.  Parent’s and the Surviving Corporation’s obligations under this Section 6.04(b) shall continue in full force and effect for the period beginning upon the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer and ending six years from the Effective Time; provided that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.

(c)                                  At or prior to the Effective Time, the Company may obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts)

and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”); provided that the maximum aggregate annual premium for such “tail” insurance policies shall not exceed 300% of the aggregate annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies.  If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation.  In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer and ending six years from the Effective Time, Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies; provided further that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most comparable policy available for an annual premium equal to such amount; and provided further that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party.

(d)                                 In the event that (i) Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.04.

(e)                                  The obligations of Parent and the Surviving Corporation under this Section 6.04 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.04 applies without the consent of such affected Indemnified Party.  The provisions of this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f)                                   Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.04.

Section 6.05                             Fees and Expenses.

(a)                                 Except as set forth in Section 6.01, Section 6.04, this Section 6.05 and Section 6.07, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(b)                                 The Company shall pay to Parent a fee of $19,160,000 (the “Company Termination Fee”) if:

(i)                                     the Company terminates this Agreement pursuant to Section 8.01(g);

(ii)                                  Parent terminates this Agreement pursuant to Section 8.01(d); or

(iii)                               after the date of this Agreement, a Company Takeover Proposal is publicly proposed or announced or made known to the Company Board and such Company Takeover Proposal is not withdrawn prior to the final expiration date of the Offer, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) or by Parent pursuant to Section 8.01(c) and (C) within 12 months after such termination, the Company consummates a Company Takeover Proposal or the Company enters into a definitive agreement to consummate a Company Takeover Proposal.

For purposes of this Section 6.05(b), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.03(e) except that all references to 20% shall be deemed references to 50%.  Any fee due under this Section 6.05(b) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i) above, prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii) above, within two business days after the date of such termination of this Agreement and (3) in the case of clause (iii) above, within two business days of the entry into a definitive agreement to consummate such Company Takeover Proposal.  The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)                                  Acceptance by Parent of the fee due under Section 6.05(b)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 8.01(g).  In the event the Company Termination Fee described in this Section 6.05 is paid to Parent, such Company Termination Fee shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and upon payment of the Company Termination Fee, none of the Company or its current, former or future Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing in this Section 6.05(c) shall limit the rights of Parent or Merger Sub with respect to intentional fraud (with scienter) by the Company prior to the date of termination.

(d)                                 If the Company fails promptly to pay the Company Termination Fee when due and payable pursuant to this Section 6.05, and, in order to obtain such payment, Parent commences an action or other proceeding that results in an award against the Company for such Company Termination Fee, the Company shall pay Parent’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such action or proceeding, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 6.06                             Public Announcements.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, in connection with any filing or request for information from any Governmental Entity, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange and except as contemplated, permitted or required by Section 5.03.  The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

Section 6.07                             Clinical Trials.  The Company shall not commence or authorize the commencement of any clinical trial with respect to VTP-43742 without Parent’s prior approval of the governing protocols.

Section 6.08                             Transfer Taxes.  Except as provided in Section 2.09(b) of this Agreement, all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions, other than any Transfer Taxes imposed on the holders of Company Common Stock, Company Stock

Options or Company Warrants, shall be paid by the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.09                             Stockholder Litigation.  Until the termination of this Agreement in accordance with Article VIII, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to any Transaction, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent.  In no event shall the Company enter into, agree to or disclose any settlement with respect to such stockholder litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned.  Each of Parent and the Company shall notify the other promptly of the commencement of any such stockholder litigation of which it has received notice.

Section 6.10                             Rule 14d-10 Matters.  Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and the compensation committee of the Company Board) shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of this Agreement will be, entered into by the Company with current or future directors, officers or employees of the Company.

Section 6.11                             Rule 16b-3 Matters.  The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.12                             Merger Sub and Surviving Corporation Compliance.  Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.13                             Stock Exchange De-listing.  The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 6.14                             No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.  Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 5.01 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable law.

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

Section 7.01                             Conditions to Each Party’s Obligation.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:

(a)                                 No Legal Restraints.  No Judgment issued by any Governmental Entity of competent jurisdiction or Law or other legal prohibition (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect; provided that the party seeking to assert this condition shall have complied in all material respects with its obligations under Section 6.02 in respect of any such Legal Restraint.

(b)                                 Consummation of the Offer.  Merger Sub shall have accepted or caused to be accepted for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01                             Termination.  This Agreement may be terminated at any time prior to the Offer Closing Date:

(a)                                 by mutual written consent of Parent, Merger Sub and the Company;

(b)                                 by either Parent or the Company:

(i)                                     if the Offer Closing Date has not occurred on or before February 13, 2017 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party if the failure to consummate the Offer is primarily due to a material breach of this Agreement such party; provided further that in the event that the Offer Closing Date would have occurred by February 13, 2017 but for the fact that any waiting period under the HSR Act (and any extensions thereof) applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger shall have neither expired nor been terminated on or prior to February 13, 2017, then the Outside Date shall be automatically extended to mean March 13, 2017; or

(ii)                                  if any Legal Restraint permanently preventing or prohibiting the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have complied in all material respects with its obligations under Section 6.02 in respect of any such Legal Restraint;

(c)                                  by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth in clause (ii) or (iii) of Exhibit A and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach and (y) the Outside Date (provided that Parent and Merger Sub are not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d)                                 by Parent, prior to the Offer Closing Date, if (i) an Adverse Recommendation Change has occurred or (ii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have publicly announced, within ten business days after the commencement of such tender or exchange offer, that the Company recommends rejection of such tender or exchange offer;

(e)                                  by the Company, if Merger Sub shall have terminated the Offer prior to its expiration date (as such expiration date may be extended and re-extended in accordance with Section 1.01(a)), other than in accordance with this Agreement;

(f)                                   by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement (without regard to any qualifications or exceptions contained therein as to materiality or Parent Material Adverse Effect), which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach and (y) the Outside Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(g)                                  by the Company, if (i) the Company Board has received a Superior Company Proposal that did not result from a material breach of the Company’s obligations under Section 5.03, (ii) the Company Board has complied with the provisions of Section 5.03(b) and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the fee due under Section 6.05 that is payable if this Agreement is terminated pursuant to this Section 8.01(g).

Section 8.02                             Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement), other than Section 1.02(c), Section 3.20, Section 4.06, the last sentence of Section 6.01, Section 6.05, this Section 8.02 and Article IX, which provisions shall survive such termination.

Section 8.03                             Amendment; Extension; Waiver.

(a)                                 This Agreement may be amended by the parties at any time prior to the Offer Closing Date.  At any time prior to the Offer Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement.  This Agreement may not be amended or supplemented after the Offer Closing Date.

(b)                                 This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.04                             Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 8.03 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.  Termination of this Agreement pursuant to Section 8.01 shall not require the approval of the stockholders of the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01                             Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.  The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.02                             Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                 if to Parent, to

Allergan Holdco US, Inc.

2444 Dupont Drive

Irvine, CA 92612

Attention:  Secretary

Facismile:  (714) 246-4246

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022
Attention:  Andrew L. Bab

Email:            albab@debevoise.com

(b)                                 or Merger Sub, to

Augusta Merger Sub, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054
Attention:  President

Facismile:  (862) 261 8223

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022
Attention:  Andrew L. Bab

Email:            albab@debevoise.com

(c)                                  if to the Company, to

Vitae Pharmaceuticals, Inc.
502 West Office Center Drive
Fort Washington, PA 19034
Email: sapplebaum@vitaerx.com
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Marina Park Drive
Suite 900
Boston, MA 02210

Attention:	Jay Hachigian
Andrew Luh
Gregg Griner
Email:	hach@gunder.com
aluh@gunder.com
ggriner@gunder.com

Section 9.03                             Definitions.  For purposes of this Agreement:

An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Book-Entry Shares” means shares of Company Common Stock not represented by certificates and held in the Direct Registration System.

A “business day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Company ESPP” means the Company’s 2014 Employee Stock Purchase Plan.

“Company Material Adverse Effect” means any change, event, development, effect or occurrence that (i) has a material adverse effect on the business, assets, financial condition or results of operations of the Company, or (ii) prevents or materially delays the ability of the Company to perform its obligations under this Agreement in any material respect; provided, however, that for the purposes of clause (i), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect:  any change, event, effect or occurrence that results from or arises in connection with (A) general conditions (or changes therein) in the industries in which the Company operates, (B) general economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States, the European Union or elsewhere in the world, (C) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts or threat of war (whether or not declared), sabotage, terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crisis, (F) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the Transactions, including (1) any Proceeding in respect of this Agreement or any of the Transactions and (2) any loss of or change in relationship with any customer, supplier, vendor, service provider, collaboration partner or any other business partner, or departure of any employee or officer, of the Company, (H) the compliance with the covenants contained in this Agreement, (I)(1) any action taken by the Company at Parent’s written request or with Parent’s written consent or (2) the failure to take any action by the Company if that action is prohibited by this Agreement to the extent that Parent fails to give its consent after receipt of a written request therefor, (J) any regulatory or clinical changes, events or developments or any other actions or inactions after the date of this Agreement with respect to any completed clinical studies or the clinical studies set forth in Section 9.03(a) of the Company Disclosure Letter or with respect to any product of any competitor of the Company (including, for the avoidance of doubt, with respect to any clinical studies or results or announcements thereof, any and all efficacy outcomes and any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations), and (K) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates, except, (x) in the case of clause (A), (B) or (C), to the extent that the Company is materially disproportionately affected thereby as compared with other participants in the industries in which the Company operates and (y) in the case of clause (J) to the extent such change, event or development, action or inaction results from fraud by the Company (in which case such change, event or development, action or inaction, to the extent resulting from fraud by the Company, may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company.

“Company Products” means, collectively, VTP-43742, VTP-45489, VTP-38543, VTP-50469 and VTP-36951.

“Company Stock Option” means any option (other than rights under the Company ESPP) to purchase Company Common Stock granted under a Company Stock Plan.

“Company Stock Plans” means the Company’s 2014 Stock Plan, 2013 Stock Plan, 2004 Stock Plan and 2005 Stock Plan.

“Company Warrants” means the warrants for the purchase of shares of Company Common Stock pursuant to the Warrant Agreements.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its subsidiaries is a party or by which any of their respective properties or assets is bound.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the

Company’s transfer books and allows shares to be transferred between record holders electronically.

“EMA” means the European Medicines Agency.

“FDA” means the United States Food and Drug Administration.

“Good Clinical Practices” means, with respect to the Company, the then current standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the U.S. Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, and 56), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Regulatory Authority in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, in which the products of the Company or its affiliates are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Good Laboratory Practices” mean, with respect to the Company, the then current standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of Company are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Good Manufacturing Practices” mean, with respect to the Company, the then current standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of the Company are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Health Laws” means any law promulgated by any Governmental Entity (including multi-country organizations), as amended from time to time, and any regulations issued thereunder, pertaining to medicines, pharmaceuticals, biological products, and similar health care products, including, without limitation, those laws and regulations relating the following: (a) the safety, efficacy, quality, classification, design, investigation, research, development, manufacturing, licensure, registration, approval, clearance, handling, storage, security, labeling, recordkeeping, reporting, marketing, sale, or distribution of such products, including, for example, the FDCA, the Public Health Service Act, and the Controlled Substances Act; (b) the privacy and security of personal health information and data, including, for example, the Health Insurance Portability and Accountability Act; (c) the billing, coding, coverage, payment, purchase, or reimbursement of a health care product or service by a Governmental Entity or private payor, including, for example, Title XVIII and Title XIX of the Social Security Act; (d) interactions with health care professionals, customers, and referral sources in a position to recommend, purchase, prescribe, or use health care products or services, including, for example, the Physician Self-Referral Law and federal Anti-Kickback Statute; or (e) the making of false or fraudulent statements or claims relating to a health care product or service to a Governmental Entity or private payor, including, for example, the civil and criminal false claims statutes.

“IND” means an Investigational New Drug Application submitted to the FDA pursuant to 21 C.F.R. Part 312 (as amended from time to time) with respect to the Company Products, or the equivalent application or filing submitted to any equivalent agency or Governmental Entity outside the United States of America (including any supra-national agency such as the EMA), and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

“Intellectual Property” means the following, in each case, to the extent protectable under applicable Law anywhere in the world:  (a) issued patents and pending patent applications, together with any reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (b) all trademarks, service marks, trade dress, logos and slogans, together with any applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing (“Trademarks”); (c) Internet domain names; (d) copyrights and copyrightable works or authorship and any applications, registrations and renewals in connection therewith; (e) trade secrets and know-how, including designs, tools, algorithms, ideas, confidential information, inventions, technologies, processes, methods, formulae, databases and data (“Trade Secrets”); and (f) all other intellectual property rights.

“knowledge” means (a) in the case of the Company, the actual knowledge, after due inquiry, as of the date of this Agreement, of the individuals listed on Section 9.03(b) of the Company Disclosure Letter and (b) in the case of Parent and Merger Sub, the actual knowledge, after due inquiry, as of the date of this Agreement, of the individuals listed on Section 9.03(c) of the Company Disclosure Letter.

“MAA” means an EU marketing authorization application.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, inclusion and availability in the virtual data room hosted by Merrill Corporation in connection with the Transactions on or prior to 8:00 p.m. Eastern Time on the business day prior to the execution of this Agreement.

“NDA” means a new drug application for a drug submitted to the FDA pursuant to 21 C.F.R. Part 314 (as amended from time to time), and all amendments or supplements thereto, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any equivalent application submitted to any other health authority.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially delays (a) the consummation of the Offer, the Merger and the other Transactions or (b) the ability of Parent to perform its obligations under this Agreement in any material respect.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Regulatory Authority” means any national or supranational governmental authority, including the FDA or the EMA, with responsibility for regulating the safety, efficacy, quality, classification, design, investigation, research, development, manufacturing, licensure, registration, approval, clearance, handling, storage, security, labeling, recordkeeping, reporting, marketing, sale, or distribution of the Company Products.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority, including any INDs, NDAs and MAAs.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Warrant Agreements” means the agreements between the Company and each of the holders of the Company Warrants set forth on Section 9.03(d) of the Company Disclosure Letter.

Section 9.04                             Interpretation.  The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to “this Agreement” shall include the Company Disclosure Letter.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning as the word “shall”.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “or” shall not be exclusive.  The phrase “date of this Agreement” shall be deemed to refer to September 13, 2016.  All references to “dollars” or “$” shall refer to the lawful currency of the United States.  Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  An Offer Condition shall be deemed to be satisfied at any time if such Offer Condition shall not have existed on or prior to such time or, if such Offer Condition shall have existed prior to such time, such Offer Condition shall not be continuing at such time.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.05                             Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 9.06                             Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07                             Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a)                                 This Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 6.04, are not intended to confer upon any Person other than the parties any rights or remedies.  Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates and holders of Book-Entry Shares, the provisions of Section 2.10 shall be enforceable by holders of awards under the Company Stock Plans and the provisions of Section 2.11 shall be enforceable by holders of Company Warrants.

(b)                                 Except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other Person, with respect thereto.  Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article III of this Agreement.

(c)                                  Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions.

Section 9.08                             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.09                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; provided further that any such assignment shall not take place after the commencement of the Offer and shall not otherwise materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10                             Specific Enforcement; Jurisdiction.

(a)                                 The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 9.10(b), without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties would have entered into this Agreement.  If, prior to the Outside Date, any party brings any Proceeding, in each case in accordance with Section 9.10(b), to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 business days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b)                                 Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in any Delaware state or Federal court.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 9.02 (provided that nothing in this Section 9.10(b)

shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Offer, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).  The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 9.11                             Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement, the Offer, the Merger or any other Transaction.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

Section 9.12                             Remedies.  Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.13                             Cooperation.  The parties agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

ALLERGAN HOLDCO US, INC., as Parent,

By:	Matthew Brady
Name: Matthew Brady
Title: Secretary

[Signature Page to Merger Agreement]

AUGUSTA MERGER SUB, INC., as Merger Sub,

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey
Title: President

[Signature Page to Merger Agreement]

VITAE PHARMACEUTICALS, INC., as Company,

By:	/s/ Jeffrey S. Hatfield
Name: Jeffrey S. Hatfield
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A
to
Agreement and Plan of Merger

Offer Conditions

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if (a) there shall not have been validly tendered (and not validly withdrawn) prior to the expiration of the Offer that number of shares of Company Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL) that, when added to the shares of Company Common Stock then owned by Parent or Merger Sub, would represent one share more than 50% of the then outstanding shares of Company Common Stock (such condition in this clause (a), the “Minimum Tender Condition”) and (b) any waiting period under the HSR Act (and any extensions thereof) applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger shall have neither expired nor been terminated.

Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for if, at the expiration of the Offer, any of the following conditions exists:

(i)                                     there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer or the Merger; provided that the party seeking to assert this condition shall have complied in all material respects with its obligations of Section 6.02 in respect of any such Legal Restraint;

(ii)                                  (A) any representation and warranty of the Company set forth in Article III (other than those set forth in Sections 3.02(a)-(d), 3.04 and 3.08(a)) shall not be true and correct at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any

A-1

representation and warranty of the Company set forth in Sections 3.02(a)-(d) shall not be true and correct in all respects at such time, except (1) to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date) and (2) for such inaccuracies that would not result in more than a de minimis increase in the aggregate consideration payable by Parent as contemplated by Article I and Article II of the Agreement and (C) any representation and warranty of the Company set forth in Section 3.04 and Section 3.08(a) shall not be true and correct in all respects at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date);

(iii)                               the Company shall have failed to perform in all material respects all obligations to be performed by it as of such time under this Agreement;

(iv)                              there shall have occurred, arisen or became known a change, event, development, effect or occurrence since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(v)                                 this Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition).  The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A-2

Exhibit B
to
Agreement and Plan of Merger

Certificate of Incorporation of the Surviving Corporation

B-1

EXECUTION VERSION

CERTIFICATE OF INCORPORATION

OF

AUGUSTA MERGER SUB, INC.

FIRST:  The name of the Corporation is Augusta Merger Sub, Inc.

SECOND:  The Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH:  The name and mailing address of the incorporator is as follows:

Jennifer Roeske
c/o Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022

SIXTH:  The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1.                                       The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

2.                                       The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

3.                                       All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

4.                                       The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

5.                                           No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

6.                                           The Corporation shall indemnify to the fullest extent permitted by Section 145 of the DGCL, each person who is or was a director of the Corporation and the heirs, executors and administrators of such directors; and the Corporation may, in its sole discretion, indemnify such other persons that such Section grants the Corporation the power to indemnify.

7.                                           (a)  Given that certain jointly indemnifiable claims may arise due to the service of the indemnitee as a director of the Corporation at the request of the Indemnitee-related entities, the Corporation acknowledges and agrees that the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claim, pursuant to and in accordance with the terms of this Section 7 of Article SIXTH of this Certificate of Incorporation, irrespective of any right of recovery the indemnitee may have from the Indemnitee-related entities.  Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the Indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the Indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder.  In the event that any of the Indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-related entities effectively to bring suit to enforce such rights.  Each of the Indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7 of Article SIXTH of this Certificate of Incorporation, entitled to enforce this paragraph.

(b) For purposes of this Section 7, the following terms shall have the following meanings:

2

(i) The term “Indemnitee-related entities” means Allergan plc and its affiliates (but shall not include the Corporation and its subsidiaries).

(ii) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-related entities and the Corporation pursuant to the DGCL, any agreement or the certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the Indemnitee-related entities, as applicable.

SEVENTH:  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation

IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the DGCL, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have affixed my signature this [12]th day of September, 2016.

/s/ Jennifer Roeske
Jennifer Roeske
Incorporator

3

Exhibit C
to
Agreement and Plan of Merger

Index of Defined Terms

Defined Term	Location of Definition

Acceptable Confidentiality Agreement	5.03(e)
Adverse Recommendation Change	5.03(b)
affiliate	9.03
Agreement	Preamble
Appraisal Shares	2.08(d)
Authorizations	3.15(a)
Bankruptcy, Equity and Indemnity Exception	3.04(a)
Book-Entry Shares	9.03
business day	9.03
Certificate of Merger	2.03
Certificates	2.09(b)
Code	2.09(i)
Commonly Controlled Entity	3.11(h)(i)
Company	Preamble
Company 401(k) Plans	6.03(g)
Company Balance Sheet	3.06(d)
Company Benefit Agreement	3.11(h)(ii)
Company Benefit Plan	3.11(h)(iii)
Company Board	Recitals
Company Board Recommendation	3.04(b)
Company Bylaws	3.01
Company Charter	3.01
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employee	6.03(a)
Company ESPP	9.03
Company Intellectual Property	3.18(b)
Company Material Adverse Effect	9.03
Company Preferred Stock	3.02(a)
Company Products	9.03
Company Registered Intellectual Property	3.18(a)
Company SEC Documents	3.06(a)
Company Stock Option	9.03
Company Stock Option Cash Consideration	2.10(a)

Defined Term	Location of Definition

Company Stock Plans	9.03
Company Systems	3.18(h)
Company Takeover Proposal	5.03(e)
Company Termination Fee	6.05(b)
Company Warrant	9.03
Confidentiality Agreement	6.01
Consent	3.05(b)
Continuation Period	6.03(a)
Contract	9.03
control	9.03
controlled corporation	3.09(d)
DGCL	Recitals
Direct Registration System	9.03
distributing corporation	3.09(d)
DOJ	6.02(b)
Effective Time	2.03
EMA	9.03
Environmental Law	3.17(b)
ERISA	3.11(h)(iii)
Exchange Act	1.01(a)
Existing D&O Policies	6.04(c)
FDA	9.03
FDCA	9.03
Filed Company SEC Documents	Article III
FTC	6.02(b)
GAAP	3.06(c)
Good Clinical Practices	9.03
Good Laboratory Practices	9.03
Good Manufacturing Practices	9.03
Governmental Entity	3.05(b)
group	5.03(e)
Health Laws	9.03
HSR Act	3.05(b)
IND	9.03
Indemnified Party	6.04(a)
Intellectual Property	9.03
Intervening Event	5.03(e)
Intervening Event Adverse Recommendation Change	5.03(b)
Judgment	3.05(a)
knowledge	9.03

Defined Term	Location of Definition

Law	3.05(a)
Legal Restraints	7.01(a)
Liens	3.12(a)
listed transaction	3.09(e)
MAA	9.03
made available	9.03
Material Contract	3.13(a)
materiality	Exhibit A
Measurement Date	3.02(a)
Merger	Recitals
Merger Closing	2.02
Merger Closing Date	2.02
Merger Consideration	2.08(c)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
multiemployer plan	3.11(h)(iii)
Nasdaq	1.01(b)
NDA	9.03
Offer	Recitals
Offer Closing Date	1.01(c)
Offer Conditions	1.01(a)
Offer Documents	1.01(d)
Offer Price	Recitals
Outside Date	8.01(b)(i)
Parent	Preamble
Parent Material Adverse Effect	9.03
Paying Agent	2.09
Payment Fund	2.09
Performance Options	2.10
Permitted Liens	3.12
Person	9.03
Proceeding	3.14
qualified	3.11(d)
Qualifying Company Takeover Proposal	5.03(a)
Regulatory Authority	9.03
Regulatory Authorizations	9.03
Remedial Action	6.02(c)
Representative	9.03
Schedule 14D-9	1.02(a)
SEC	1.01(a)

Defined Term	Location of Definition

Section 262	2.08(d)
Securities Act	3.06(b)
subsequent offering period	1.01(a)
subsidiary	9.03
Superior Company Proposal	5.03(e)
Surviving Corporation	2.01
Surviving Corporation Plans	6.03(b)
Takeover Law	3.21
Tax Return	3.09(f)(i)
Taxes	3.09(f)(ii)
Termination Condition	Exhibit A
Trademarks	9.03
Trade Secrets	9.03
Transactions	1.02
Transfer Taxes	6.07
Voting Company Debt	3.02(c)
Warrant Agreement	9.03